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                                                                   EXHIBIT 3.1.e

                            CERTIFICATE OF CORRECTION

                                       OF

                            CERTIFICATE OF AMENDMENT

                                       OF

                        GRANITE CONSTRUCTION INCORPORATED


        Granite Construction Incorporated (the "Company"), a Delaware corporation, pursuant to Section 103(f) of the General Corporation Law of the State of Delaware, hereby certifies:

        FIRST: That the Certificate of Amendment of the Certificate of Incorporation of the Company that was filed with the Secretary of State of Delaware on May 23, 2000 (the "Certificate of Amendment") was an inaccurate record of the corporate action therein referred to.

        SECOND: That the Certificate of Amendment was inaccurate in that it purported to amend all of Article Fourth of the Certificate of Incorporation of the Company rather than only paragraph A thereof.

        THIRD: The amendment to Article Fourth of the Certificate of Incorporation of the Company in correct form should read as follows:

        RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing paragraph A of the Article thereof numbered "Fourth" so that, as amended said paragraph shall be and read as follows:

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                                                                             2.

        A. Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred three million (103,000,000):

               (1) Three million (3,000,000) shares of Preferred stock, par value one cent ($0.01) per share (the "Preferred Stock"); and

               (2) One hundred million (100,000,000) shares of Common Stock, par value one cent ($0.01) per share (the "Common Stock").

        IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed by Michael Futch, Secretary, this 30th day of January, 2001.


                                            By:  _____________________________
                                                   Michael Futch
                                                   Secretary